REPLACEMENT DAILY ADJUSTING LIBOR REVOLVING LINE NOTE

New York

June 25, 2021	$8,000,000.00

BORROWER (Name): Corning Natural Gas Corporation

(Organizational Structure): Corporation

(State Law organized under): New York

(Address of residence/chief executive office): 330 West William Street, Corning, New York 14830

BANK:	M&T BANK, a New York banking corporation with its principal banking office at One M&T Plaza, Buffalo, NY 14203. Attention: Office of General Counsel

1)	DEFINITIONS. Each capitalized term shall have the meaning specified herein and the following terms shall have the indicated meanings:

a.	“Authorized Person” shall mean, each individually, Michael I. German, President, or Charles Lenns, Vice President and CFO or any other officer, employee or representative of Borrower who is authorized or designated as a signer of loan documents under the provisions of Borrower’s most recent resolutions or similar documents on file with the Bank. Notwithstanding that individual names of Authorized Persons may have been provided to the Bank, the Bank shall be permitted at any time to rely solely on an individual’s title to ascertain whether that individual is an Authorized Person.
b.	Base Rate” shall mean the rate per annum equal to the greater of (i) two (2) percentage points above the rate of interest announced by the Bank from time to time as its prime rate of interest (“Prime Rate”) or (ii) 3.25%..
c.	“Base Rate Loan” shall mean a Loan that accrues interest at the Base Rate.
d.	“Draw Date” shall mean, in relation to each Loan, the date that such Loan is made or deemed to be made to Borrower pursuant to this Note.
e.	“LIBOR” shall mean the rate per annum (rounded upward to the nearest 1/16th of 1%) obtained by dividing (i) the applicable London Interbank Offered Rate (see LIBOR Rate definition below) as set and administered by ICE Benchmark Administration Limited (or such other administrator of LIBOR, as may be duly authorized by the UK Financial Conduct Authority or such other proper authority from time to time) for United States dollar deposits in the London interbank market at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable) on the appropriate day in accordance with the terms of this Note, as determined by the Bank from any broker, quoting service or commonly available source utilized by the Bank, by (ii) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D (or against any other category of liabilities, which includes deposits by reference to which the interest rate on LIBOR Rate Loan(s) is determined, or any category of extensions of credit or other assets which includes loans by a non-United States’ office of a bank to United States’ residents) on such date to any member bank of the Federal Reserve System. Notwithstanding any provision above, the practice of rounding to determine LIBOR may be discontinued at any time in the Bank’s sole discretion.

f.	“LIBOR Rate” shall mean the rate per annum equal to (a) the greater of (i) one-month LIBOR, adjusted daily or (ii) 0.5% plus (b) the Interest Rate Spread (as that term is defined below).

Pricing Level	Funded Debt/EBITDA Leverage Ratio	Interest Rate Spread
Level I	Less than or equal to 2.0	1.70%
Level II	Greater than 2.0 but less than or equal to 2.5	2.00%
Level III	Greater than 2.5 but less than or equal to 3.0	2.30%
Level IV	Greater than 3.0	2.60%

For purposes of this computation, Funded Debt/EBITDA Leverage Ratio shall mean the current and long term portion of term debt, but excluding the balance outstanding on the revolver and line of credit obligations, divided by EBITDA which shall be defined as net income after tax, plus depreciation, plus amortization, plus interest expense, plus non-cash expenses, less non-cash income, all as determined in accordance with G.A.A.P., as defined in the Credit Agreement being executed simultaneously herewith.

g.	“LIBOR Rate Loan” shall mean any Loan that accrues interest at a LIBOR Rate, as determined by the Bank.
h.	“Loan” shall mean any advance of funds made to Borrower by the Bank pursuant to this Note.
i.	“London Business Day” shall mean any day on which dealings in United States dollar deposits are carried on by banking institutions in the London interbank market.
j.	“Maximum Principal Amount” shall mean Eight Million and 00/100 ($8,000,000.00).
k.	“New York Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banking institutions in New York, New York are authorized or required by law or other governmental action to remain closed for business.
l.	“Outstanding Principal Amount” shall mean, at any point in time, the aggregate outstanding principal amount of all Loans made pursuant to this Note.

2)    PAYMENT OF PRINCIPAL, INTEREST AND EXPENSES.

a)       Promise to Pay. For value received, and intending to be legally bound, Borrower promises to pay to the order of the Bank, ON DEMAND, the Maximum Principal Amount or the Outstanding Principal Amount, if less, plus interest as set forth below and all fees and costs (including without limitation the Bank’s attorneys’ fees and disbursements, whether for internal or outside counsel) the Bank incurs in order to collect any amount due under this Note, to negotiate or document a workout or restructuring, or to preserve its rights or realize upon any guaranty or other security for the payment of this Note (“Expenses”).

b)      Interest. Each Loan shall earn interest on the Outstanding Principal Amount thereof calculated on the basis of a 360-day year for the actual number of days of each year (365 or 366), as follows:

i)       LIBOR Rate Loans. Interest shall accrue each day on any LIBOR Rate Loan, from and including the Draw Date to, but not including, the date such LIBOR Rate Loan is paid in full (or converts to a Base Rate Loan), at the LIBOR Rate in effect for that day. The applicable LIBOR Rate shall be determined each day using LIBOR in effect for that day, which, if such day is not a London Business Day, shall have been fixed on the nearest preceding London Business Day and remain in effect until the next London Business Day (each such period, an “Interest Period”).

ii)       Base Rate Loans. Interest shall accrue each day on any Base Rate Loan, from and including the first day a Loan becomes a Base Rate Loan to, but not including, the day such Base Rate Loan is paid in full, at a rate per annum equal to the Base Rate in effect each day. Any change in the Base Rate resulting from a change in the Prime Rate shall be effective on the date of such change.

c)       Maximum Legal Rate. It is the intent of the Bank and Borrower that in no event shall interest be payable at a rate in excess of the maximum rate permitted by applicable law (the “Maximum Legal Rate“). Solely to the extent necessary to prevent interest under this Note from exceeding the Maximum Legal Rate, any amount that would be treated as excessive under a final judicial interpretation of applicable law shall be deemed to have been a mistake and automatically canceled, and, if received by the Bank, shall be refunded to Borrower.

d)       Demand Facility. This is a pay-on-demand Note and all Loans hereunder are made at the Bank’s discretion and shall become immediately due and payable upon demand by the Bank; provided, however, that the Outstanding Principal Amount of this Note and all accrued and unpaid interest shall automatically become immediately due and payable if Borrower or any guarantor or endorser of this Note commences or has commenced against it any bankruptcy or insolvency proceeding. Borrower hereby waives protest, presentment and notice of any kind in connection with this Note. Absent demand for payment in full, interest shall be due and payable monthly, as invoiced by the Bank.

e.       Payments. Payments shall be made in immediately available United States funds at any banking office of the Bank.

f.       Preauthorized Transfers from Deposit Account. If a deposit account number is provided in the following blank, Borrower hereby authorizes the Bank to debit Borrower’s deposit account #______________________ with the Bank automatically for any amount which becomes due under this Note.

g.       Late Charge. If Borrower fails to pay, within five (5) days of its due date, any amount due and owing pursuant to this Note or any other agreement executed and delivered to the Bank in connection with this Note, Borrower shall immediately pay to the Bank a late charge equal to the greatest of (a) $50.00, (b) five percent (5%) of the delinquent amount, or (c) the Bank’s then current late charge as announced by the Bank from time to time. Notwithstanding the above, if this Note is secured by a one- to six-family owner-occupied residence, the late charge shall equal 2% of the delinquent amount and shall be payable if payment is not received within fifteen days of its due date.

h.       Default Rate.       If the Borrower fails to make any payment when due under this Note, the interest rate on the Outstanding Principal Amount shall immediately and automatically increase to five (5) percentage points per year above the otherwise applicable rate per year, and any judgment entered hereon or otherwise in connection with any suit to collect amounts due hereunder shall bear interest at such default rate.

i.       Interest Accrual; Application of Payments. Interest will continue to accrue on the Outstanding Principal Amount until the Outstanding Principal Amount is paid in full. All installment payments (excluding voluntary prepayments of principal) will be applied as of the date each payment is received and processed. Payments may be applied in any order in the sole discretion of the Bank, but, prior to demand for payment in full, may be applied chronologically (i.e., oldest invoice first) to unpaid amounts due and owing, in the following order: first to accrued interest, then to principal, then to late charges and other fees, and then to all other Expenses.

3)       CREDIT AVAILABILITY.

a)       General. This Note is issued by Borrower to the Bank in connection with a certain line of credit or loan limit made available by the Bank to Borrower (the “Credit”). Except as otherwise provided herein, each Loan advanced hereunder shall be in the form of a LIBOR Rate Loan.

b.       Authorized Representatives. The Bank may make any Loan pursuant to the Credit in reliance upon any oral, telephonic, written, teletransmitted or other request (the “Request(s)”) that the Bank in good faith believes to be valid and to have been made by Borrower or on behalf of Borrower by an Authorized Person. The Bank may act on the Request of any Authorized Person until the Bank shall have received from Borrower, and had a reasonable time to act on, written notice revoking the authority of such Authorized Person. Borrower acknowledges that the transmission between Borrower and Bank of any Request or other instructions with respect to the Credit involves the possibility of errors, omissions, misinterpretations, fraud and mistakes, and agrees to adopt such internal measures and operational procedures as may be necessary to prevent such occurrences. By reason thereof, Borrower hereby assumes all risk of loss and responsibility for, and releases and discharges the Bank from any and all responsibility or liability for, and agrees to indemnify, reimburse on demand and hold Bank harmless from, any and all claims, actions, damages, losses, liability and expenses by reason of, arising out of, or in any way connected with or related to: (i) Bank’s accepting, relying on and acting upon any Request or other instructions with respect to the Credit; or (ii) any such error, omission, misinterpretation, fraud or mistake, provided such error, omission, misinterpretation, fraud or mistake is not directly caused by the Bank’s gross negligence or willful misconduct. The Bank shall incur no liability to Borrower or to any other person as a direct or indirect result of making any Loan pursuant to this paragraph.

c.       Discretionary Facility. The Bank may modify, restrict, suspend or terminate the Credit at any time for any reason and without affecting Borrower’s then existing obligations under this Note. Any Request for a Loan hereunder shall be limited in amount, such that the sum of (i) the principal amount of such Request; (ii) the Outstanding Principal Amount under this Note; and (iii) the aggregate face amounts of (or, if greater, Borrower’s aggregate reimbursement obligations to the Bank (or any of its affiliates) in connection with) any letters of credit issued by the Bank (or any of its affiliates) at the request (or for the benefit) of Borrower, pursuant to this Credit; does not exceed the Maximum Principal Amount under this Note. Notwithstanding the above, the Bank shall have the sole and absolute discretion whether to make any Loan (or any portion of any Loan) requested by Borrower, regardless of any general availability under the Maximum Principal Amount.

d.       Revolving Credit. This Note evidences a revolving Credit. Subject to all applicable provisions in this Note and in any and all other agreements between the Borrower and the Bank related hereto, the Borrower may borrow, pay, prepay and reborrow hereunder at any time prior to demand for payment in full of the Outstanding Principal Amount. Notwithstanding that, from time to time, there may be no amounts outstanding respecting this Note, this Note shall continue in full force and effect until all obligations and liabilities evidenced by this Note are paid in full and the Credit evidenced by this Note has been terminated by the Bank.

e.       Request for Loans. In making any Request for a Loan, Borrower shall specify the aggregate amount of such Loan and the Draw Date; provided, however, if a Request is received by the Bank after 2:00 p.m. (Eastern Standard Time) on any given day, the earliest possible Draw Date will be the next New York Business Day; and

f.       Delivery of Requests. Delivery of a Request for a Loan shall be made to the Bank at the following address, or such other address designated by the Bank from time to time:

M&T Bank

68 Exchange Street

Binghamton, New York 13902

Attn: William Hoffmann

Fax No. (607) 779-2346

Telephone No. (607) 779-5976

4)       CONVERSION UPON DEFAULT. Unless the Bank shall otherwise consent in writing, if (i) Borrower fails to pay when due, in whole or in part, the indebtedness under the Note (whether by demand or otherwise), or (ii) there exists a condition or event which, with the passage of time, the giving of notice or both, shall constitute an event of default under any of Borrower’s agreement with the Bank, if any, the Bank, in its sole discretion, may convert any LIBOR Rate Loan to a Base Rate Loan. Nothing herein shall be construed to be a waiver by the Bank to have any Loan accrue interest at the Default Rate of interest (which shall be calculated from the higher of the LIBOR Rate or the Base Rate, as described above).

5)       RIGHT OF SETOFF. The Bank shall have the right to set off against the amounts owing under this Note any property held in a deposit or other account with the Bank or any of its affiliates or otherwise owing by the Bank or any of its affiliates in any capacity to Borrower or any guarantor or endorser of this Note. Such setoff shall be deemed to have been exercised immediately at the time the Bank or such affiliate elects to do so.

6)       BANK RECORDS CONCLUSIVE. The Bank shall set forth on a schedule attached to this Note or maintained on computer, the date and original principal amount of each Loan and the date and amount of each payment to be applied to the Outstanding Principal Amount of this Note. The Outstanding Principal Amount set forth on any such schedule shall be presumptive evidence of the Outstanding Principal Amount of this Note and of all Loans. No failure by the Bank to make, and no error by the Bank in making, any annotation on any such schedule shall affect the Borrower’s obligation to pay the principal and interest of each Loan or any other obligation of Borrower to the Bank pursuant to this Note.

7)       PURPOSE. Borrower certifies (a) that no Loan will be used to purchase margin stock except with the Bank’s express prior written consent for each such purchase and (b) that all Loans shall be used for a business purpose, and not for any personal, family or household purpose.

8)       AUTHORIZATION. Borrower, if a corporation, partnership, limited liability company, trust or other entity, represents that it is duly organized and in good standing or duly constituted in the state of its organization and is duly authorized to do business in all jurisdictions material to the conduct of its business; that the execution, delivery and performance of this Note have been duly authorized by all necessary regulatory and corporate or partnership action or by its governing instrument; that this Note has been duly executed by an authorized officer, partner or trustee and constitutes a binding obligation enforceable against Borrower and not in violation of any law, court order or agreement by which Borrower is bound; and that Borrower’s performance is not threatened by any pending or threatened litigation.

9)       INABILITY TO DETERMINE LIBOR RATES, INCREASED COSTS, ILLEGALITY.

a)       Disclosure Regarding the Availability of LIBOR. Borrower acknowledges and understands that (i) LIBOR is established, issued and regulated by third parties, and that its continuing existence and ongoing viability as a source and basis for establishing contractual interest rates is entirely outside the control of the Bank, (ii) LIBOR’s Administrator, along with regulatory agencies in the United States and worldwide, have announced and/or advised that LIBOR (meaning all tenors thereof) will be discontinued as of June 30, 2023 (provided, however, that such discontinuation could occur before or after such date), (iii) in order to address the expectation of LIBOR discontinuance, the terms hereof include provisions that contemplate the replacement of LIBOR as a benchmark index for establishing the applicable interest rate for the loan(s) evidenced hereby, and (iv) should the actual discontinuance of LIBOR occur, any replacement index may be materially different than LIBOR, and necessitate substantive changes (arising from such differences) to the manner in which the applicable interest rate for the loan(s) evidenced hereby is calculated, applied and administered.  Notwithstanding the above, Borrower has knowingly and voluntarily requested and/or accepted utilization of LIBOR for all purposes provided for herein, accepting any inherent risks associated with such utilization and any subsequent discontinuance of LIBOR, and hereby waives any claims or defenses against the Bank in connection therewith.

b.       Increased Costs. If the Bank shall determine that, due to either (a) the introduction of any change in law (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBOR) or in the interpretation of any requirement of law, or (b) the compliance requirements for any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any LIBOR Rate Loans, then Borrower shall be liable for, and shall from time to time, upon demand therefor by the Bank, pay to the Bank such additional amounts as are sufficient to compensate the Bank for such increased costs.

c.       Inability to Determine Rates. If the Bank shall determine that for any reason adequate and reasonable means do not exist for ascertaining LIBOR with respect to a proposed LIBOR Rate Loan, the Bank will give notice of such determination to Borrower. Thereafter, the Bank may not make or maintain, as the case may be, LIBOR Rate Loans hereunder until the Bank revokes such notice in writing. Upon receipt of such notice, the Bank may convert any LIBOR Rate Loans to Base Rate Loans, and Borrower may revoke any pending Request that Borrower previously made for a LIBOR Rate Loan. If Borrower does not revoke any such Request, the Bank may make the Loans, as proposed by Borrower, in the amount specified in the applicable Request submitted by Borrower, but such Loans shall be made as Base Rate Loans instead of LIBOR Rate Loans, subject to the terms of the attached Benchmark Replacement Setting Rider, the terms of which are incorporated herein by reference.

d.       Illegality. If the Bank shall determine that the introduction of any law (statutory or common), treaty, rule, regulation, guideline or determination of an arbitrator or of a governmental authority or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other governmental authority has asserted that it is unlawful for the Bank to make LIBOR-based loans, then, on notice thereof by the Bank to Borrower, the Bank may suspend the maintaining of the Loan(s) hereunder at the LIBOR Rate until the Bank shall have notified Borrower that the circumstances giving rise to such determination shall no longer exist. If the Bank shall determine that it is unlawful to maintain the Loan(s) hereunder based on LIBOR, the Bank may convert the applicable interest rate to the Base Rate, subject to the terms of the attached Benchmark Replacement Setting Rider, the terms of which are incorporated herein by reference.

10)       USA PATRIOT ACT NOTICE. Bank hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (“Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Bank to identify the Borrower in accordance with the Patriot Act.  The Borrower agrees to, promptly following a request by Bank, provide all such other documentation and information that Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

11)       MISCELLANEOUS. This Note, together with any related loan and security agreements and guaranties, contains the entire agreement between the Bank and Borrower with respect to the Note, and supersedes every course of dealing, other conduct, oral agreement and representation previously made by the Bank. All rights and remedies of the Bank under applicable law and this Note or amendment of any provision of this Note are cumulative and not exclusive. No single, partial or delayed exercise by the Bank of any right or remedy shall preclude the subsequent exercise by the Bank at any time of any right or remedy of the Bank without notice. No waiver or amendment of any provision of this Note shall be effective unless made specifically in writing by the Bank. No course of dealing or other conduct, no oral agreement or representation made by the Bank, and no usage of trade, shall operate as a waiver of any right or remedy of the Bank. No waiver of any right or remedy of the Bank shall be effective unless made specifically in writing by the Bank. Borrower agrees that in any legal proceeding, a copy of this Note kept in the Bank’s course of business may be admitted into evidence as an original. This Note is a binding obligation enforceable against Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns. If a court deems any provision of this Note invalid, the remainder of the Note shall remain in effect. Section headings are for convenience only. Singular number includes plural and neuter gender includes masculine and feminine as appropriate.

12)       NOTICES. Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to Borrower (at its address on the Bank’s records) or to the Bank (at the address on page one and separately to the Bank officer responsible for Borrower’s relationship with the Bank). Such notice or demand shall be deemed sufficiently given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by mail or courier and shall be deemed effective three (3) New York Business Days after deposit in an official depository maintained by the United States Post Office for the collection of mail or one (1) New York Business Day after delivery to a nationally recognized overnight courier service (e.g., Federal Express). Notice by e-mail is not valid notice under this or any other agreement between Borrower and the Bank.

13)       JOINT AND SEVERAL. If there is more than one Borrower, each of them shall be jointly and severally liable for all amounts which become due under this Note and the term “Borrower” shall include each as well as all of them.

14)       GOVERNING LAW; JURISDICTION. This Note has been delivered to and accepted by the Bank and will be deemed to be made in the State of New York. Except as provided under federal law, this Note will be interpreted in accordance with the laws of the State of New York excluding its conflict of laws rules. Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the State of New York in a county or judicial district where the bank maintains a branch, and consents that the Bank may effect any service of process in the manner and at Borrower’s address set forth above for providing notice or demand; provided that nothing contained in this Note will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against Borrower individually, against any security or against any property of Borrower within any other county, state or other foreign or domestic jurisdiction. Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and Borrower. Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.

15)       WAIVER OF JURY TRIAL. Borrower and the Bank hereby knowingly, voluntarily, and intentionally waive any right to trial by jury Borrower and the Bank may have in any action or proceeding, in law or in equity, in connection with this note or the transactions related hereto. Borrower represents and warrants that no representative or agent of the Bank has represented, expressly or otherwise, that the Bank will not, in the event of litigation, seek to enforce this jury trial waiver. Borrower Acknowledges that the Bank has been induced to enter into this note by, among other things, the provisions of this Section.

☒       Amended and Restated Note. The Borrower acknowledges, agrees and understands that this Note is given in replacement of and in substitution for, but not in payment of, a note dated on or about August 31, 2020 in the original principal amount of $8,000,000.00 issued by Corning Natural Gas Corporation to the Bank (or its predecessor in interest), as the same may have been amended or modified from time to time (“Prior Note”), and further, that: (a) the obligations of the Borrower as evidenced by the Prior Note shall continue in full force and effect, as amended and restated by this Note, all of such obligations being hereby ratified and confirmed by the Borrower; (b) any and all liens, pledges, assignments and security interests securing the Borrower’s obligations under the Prior Note shall continue in full force and effect, are hereby ratified and confirmed by the Borrower, and are hereby acknowledged by the Borrower to secure, among other things, all of the Borrower’s obligations to the Bank under this Note, with the same priority, operation and effect as that relating to the obligations under the Prior Note; and (c) nothing herein contained shall be construed to extinguish, release, or discharge, or constitute, create, or effect a novation of, or an agreement to extinguish, the obligations of the Borrower with respect to the indebtedness originally described in the Prior Note or any of the liens, pledges, assignments and security interests securing such obligations.

SIGNATURE PAGE TO FOLLOW

Acknowledgment. Borrower acknowledges that it has read and understands all the provisions of this Note, including the Governing Law, Jurisdiction and Waiver of Jury Trial, and has been advised by counsel as necessary or appropriate.

CORNING NATURAL GAS CORPORATION

By:	/s/ Charles Lenns
	Name:	Charles Lenns
	Title:	Vice President/Chief Financial Officer

ACKNOWLEDGMENT

STATE OF NEW YORK	)
: SS.
COUNTY OF BROOME	)

On the 25th day of June, in the year 2021, before me, the undersigned, a Notary Public in and for said State, personally appeared CHARLES LENNS, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

FOR BANK USE ONLY

Authorization Confirmed:
Disbursement of Funds:

Credit A/C	#	Off Ck	#	Payoff Obligation	#

	$		$		$